January 24, 2023
First Busey Announces 2022 Fourth Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)
First Busey Reports Fourth Quarter Net Income of $34.4 million and diluted EPS of $0.61
Message from our Chairman & CEO
Fourth Quarter 2022 Highlights:
•Adjusted quarterly net income1 of $36.3 million and adjusted diluted EPS1 of $0.65
•Net interest margin1 of 3.24% reflects a 24-basis point increase over prior quarter
•Core loan growth1 of $56.2 million, representing a 2.90% annualized growth rate
•Non-performing assets of 0.13% of total assets and allowance for credit losses of 582.01% of nonperforming loans
•FirsTech revenue2 of $5.4 million, representing 9.2% year-over-year growth
•Adjusted core efficiency ratio1 of 55.8%, compared to 57.6% in the fourth quarter of 2021, and 57.5% for the full year 2022
•For additional information, please refer to the 4Q22 Quarterly Earnings Supplement
Fourth Quarter Financial Results
Net income for First Busey Corporation (“First Busey” or the “Company”) for the fourth quarter of 2022 was $34.4 million, or $0.61 per diluted common share, compared to $35.7 million, or $0.64 per diluted common share, for the third quarter of 2022, and $29.9 million, or $0.53 per diluted common share, for the fourth quarter of 2021. Adjusted net income1 for the fourth quarter of 2022 was $36.3 million, or $0.65 per diluted common share, compared to $36.4 million, or $0.65 per diluted common share, for the third quarter of 2022, and $34.3 million, or $0.61 per diluted common share, for the fourth quarter of 2021. For the fourth quarter of 2022, annualized return on average assets and annualized return on average tangible common equity1 were 1.11% and 18.04%, respectively. Based on adjusted net income1, annualized return on average assets was 1.17% and annualized return on average tangible common equity1 was 19.03% for the fourth quarter of 2022.
Fourth quarter 2022 results were negatively impacted by an increase in income tax expense as a result of adjusting our estimated annual effective tax rate ("AETR"). First Busey estimates income tax expense for the year based on amounts expected to be owed to federal and state tax jurisdictions. An estimated AETR is established based on this estimate and is used to calculate our quarterly income tax provision. Our pre-tax income significantly exceeded our initial estimates, primarily driven by our rapidly expanding net interest margin, and as a result we revised our AETR. Due to this revision in our AETR, our fourth quarter effective tax rate increased to 24.7% compared to 19.2% in the third quarter. The Company’s effective tax rate was 20.7% for the full year 2022.

Pre-provision net revenue1 for the fourth quarter of 2022 was $46.4 million, compared to $46.5 million for the third quarter of 2022 and $34.0 million for the fourth quarter of 2021. Adjusted pre-provision net revenue1 for the fourth quarter of 2022 was $50.0 million, compared to $48.8 million for the third quarter of 2022 and $41.1 million for the fourth quarter of 2021. Pre-provision net revenue to average assets1 for the fourth quarter of 2022 was 1.49%, compared to 1.47% for the third quarter of 2022, and 1.04% for the fourth quarter of 2021. Adjusted pre-provision net revenue to average assets1 for the fourth quarter of 2022 was 1.61%, compared to 1.54% for the third quarter of 2022 and 1.27% for the fourth quarter of 2021.
1 See "Non-GAAP Financial Information" for a reconciliation.
2 Revenue from the Company’s subsidiary, FirsTech, Inc. ("FirsTech"), excluding intracompany eliminations.

Taking into account these fourth quarter results, full year 2022 pre-provision net revenue3 and adjusted pre-provision net revenue3 were $168.5 million and $179.4 million, respectively. Net income and adjusted net income3 were $128.3 million, or $2.29 per diluted common share, and $131.9 million, or $2.35 per diluted common share, respectively. For the full year of 2022, return on average assets and return on average tangible common equity3 were 1.03% and 15.56%, respectively. Based on adjusted net income3, return on average assets was 1.06% and return on average tangible common equity3 was 15.99%. Full year 2022 net income and adjusted net income include the impact of net security losses of $2.1 million, which are primarily related to unrealized losses recognized on equity securities.
The Company’s fourth quarter has historically been a seasonally light quarter for loan growth; however, during the fourth quarter of 2022 the Company experienced its seventh consecutive quarter of core loan3 growth. Loans are being originated at attractive spreads while not sacrificing our prudent underwriting standards. Core loan3 growth was $56.2 million in the fourth quarter of 2022, compared to growth of $178.5 million in the third quarter of 2022 and $141.6 million in the fourth quarter of 2021. Over the last four quarters, the Company has generated $610.8 million in core loan3 growth, equating to a year-over-year growth rate of 8.6%. Our loan to deposit ratio ended the quarter at 76.7%.
In addition, our fee-based businesses continue to add revenue diversification. Excluding net securities gains and losses, non-interest income of $28.9 million accounted for 24.1% of total operating revenue during the fourth quarter of 2022. Beginning on July 1, 2022, we became subject to the Durbin Amendment of the Dodd-Frank Act. The Durbin Amendment requires the Federal Reserve to establish a maximum permissible interchange fee for many types of debit transactions. The impact of these rules for the third and fourth quarters were a $2.4 million reduction in fee income for each quarter.
Asset quality remains pristine by both historical as well as present-day industry standards. In the fourth quarter of 2022, non-performing assets declined to 0.13% of total assets, from 0.14% in the third quarter of 2022 and 0.17% in the fourth quarter of 2021. The Company’s results for the fourth quarter of 2022 include a provision expense of $0.9 million for credit losses and a provision release of $0.5 million for unfunded commitments. The total allowance for credit losses was $91.6 million at December 31, 2022, representing 1.19% of total portfolio loans outstanding. The Company recorded an insignificant amount of net recoveries in the fourth quarter of 2022.
The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). Non-operating pretax adjustments for other restructuring charges in the fourth quarter of 2022 were $2.4 million. The Company believes that non-GAAP measures—including pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net interest income, adjusted net interest margin, adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, adjusted core efficiency ratio, tangible book value per common share, tangible common equity, tangible common equity to tangible assets, core loans, core loans to portfolio loans, core deposits, core deposits to total deposits, and core loans to core deposits—facilitate the assessment of its financial results and peer comparability. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release (see "Non-GAAP Financial Information").
Hurricane Ian
On September 28, 2022, Hurricane Ian made landfall in southwest Florida and impacted our operations in the region. We remain focused on assisting our clients and employees as they navigate the challenges from this historic storm. As of today, two of our three branches are fully operational, and services have been restored at a temporary facility for our third location. Efforts undertaken to date include: 1) financial assistance for associates impacted by the storm; 2) creation of a relief center for associates to access much needed supplies; 3) staffing resource reallocation to support our southwest Florida operations; 4) fee waivers for impacted customers; and 5) loan modification program for impacted commercial and retail real estate customers. During the fourth quarter of 2022 we recognized $0.2 million in noninterest income resulting from a gain on hurricane related disposal of fixed assets, offset by waived service charges, and $0.4 million in noninterest expense in connection with these initiatives.
3 See "Non-GAAP Financial Information" for a reconciliation.

Efficiency Optimization Plan & FirsTech Leadership Change
Early in the fourth quarter of 2022, we implemented a targeted restructuring and efficiency optimization plan that is expected to generate annual salary and benefits savings of approximately $4.0 million to $4.1 million. Approximately 33% of the quarterly run-rate for savings was reflected in our results for the fourth quarter of 2022, and we anticipate our savings to be at a 100% run-rate by the first quarter of 2023. We expect to largely reinvest the anticipated savings to support ongoing growth initiatives across our franchise over the next several quarters.
Late in the fourth quarter of 2022, we instituted a leadership change at our wholly-owned payments subsidiary, FirsTech, that reflects our continued commitment to scaling and growing this business. Robin Elliott replaces Farhan Yasin as President & CEO of FirsTech and all other leadership remains unchanged. In less than two years, FirsTech has been re-energized, revenue has increased, talent has been upgraded across the enterprise, and the technology stack has been redesigned and modernized, positioning the Company for scalable growth. Going forward we are squarely focused on executing on our growth strategy to provide comprehensive and innovative payment technology solutions that enable businesses to connect with their customers in a multitude of ways on a single, highly-configurable, secure platform.
The Company incurred one-time severance-related costs of $2.4 million during the fourth quarter of 2022, primarily related to the efficiency optimization plan and FirsTech leadership change.
Community Banking
First Busey’s goal of being a strong community bank begins with outstanding associates. The Company is humbled to be named among the 2022 Best Banks to Work For by American Banker, the 2022 Best Places to Work in Money Management by Pensions and Investments, the 2022 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2022 Best Companies to Work For in Florida by Florida Trend magazine.
As we reflect back on 2022 and look ahead to 2023, the Company feels confident that we are well positioned to navigate these uncertain times while continuing to produce quality growth and profitability. We are grateful for the opportunities to earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders.
/s/ Van A. Dukeman
Chairman, President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
EARNINGS & PER SHARE AMOUNTS
Net income	$34,387	$35,661	$29,926	$128,311	$123,449
Diluted earnings per common share	0.61	0.64	0.53	2.29	2.20
Cash dividends paid per share	0.23	0.23	0.23	0.92	0.92
Pre-provision net revenue[1,2]	46,360	46,498	33,954	168,493	138,652
Revenue[3]	120,037	117,234	105,123	452,374	400,432

Net income by operating segments:
Banking	37,564	37,082	27,955	131,596	117,844
FirsTech	(453)	353	313	847	1,527
Wealth Management	3,855	3,756	4,285	18,543	18,570

AVERAGE BALANCES
Cash and cash equivalents	$281,926	$331,397	$857,694	$411,785	$764,398
Investment securities	3,451,471	3,667,753	4,087,813	3,731,048	3,355,819
Loans held for sale	1,623	4,195	18,073	5,178	21,803
Portfolio loans	7,619,199	7,617,918	7,113,963	7,445,962	6,969,807
Interest-earning assets	11,242,126	11,497,783	11,947,653	11,473,063	10,978,116
Total assets	12,330,132	12,531,856	12,895,049	12,492,948	11,904,935

Noninterest bearing deposits	3,494,001	3,583,693	3,531,345	3,550,517	3,142,155
Interest-bearing deposits	6,843,688	6,993,125	7,276,237	6,958,436	6,753,643
Total deposits	10,337,689	10,576,818	10,807,582	10,508,953	9,895,798

Securities sold under agreements to repurchase and federal funds purchased	236,656	233,032	262,004	244,004	218,454
Interest-bearing liabilities	7,500,294	7,605,148	7,898,627	7,583,331	7,312,409
Total liabilities	11,207,585	11,350,408	11,566,357	11,297,777	10,580,073
Stockholders' equity - common	1,122,547	1,181,448	1,328,692	1,195,171	1,324,862
Average tangible common equity[2]	756,420	812,467	950,867	824,747	952,269

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2]	1.49%	1.47%	1.04%	1.35%	1.16%
Return on average assets	1.11%	1.13%	0.92%	1.03%	1.04%
Return on average common equity	12.15%	11.98%	8.94%	10.74%	9.32%
Return on average tangible common equity[2]	18.04%	17.41%	12.49%	15.56%	12.96%
Net interest margin2, [4]	3.24%	3.00%	2.36%	2.84%	2.49%
Efficiency ratio[2]	58.77%	57.62%	64.42%	59.89%	62.19%
Noninterest revenue as a % of total revenues[3]	24.07%	26.38%	32.93%	28.50%	32.40%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$50,003	$48,800	$41,144	$179,424	$160,792
Adjusted net income[2]	36,290	36,435	34,277	131,910	137,108
Adjusted diluted earnings per share[2]	0.65	0.65	0.61	2.35	2.45
Adjusted pre-provision net revenue to average assets[2]	1.61%	1.54%	1.27%	1.44%	1.35%
Adjusted return on average assets[2]	1.17%	1.15%	1.05%	1.06%	1.15%
Adjusted return on average tangible common equity[2]	19.03%	17.79%	14.30%	15.99%	14.40%
Adjusted net interest margin[2,4]	3.22%	2.97%	2.31%	2.81%	2.42%
Adjusted efficiency ratio[2]	56.75%	56.81%	59.09%	58.89%	57.89%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.Revenue consists of net interest income plus noninterest income, excluding securities gains and losses.
4.On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$227,164	$347,149	$230,852	$479,228	$836,095
Investment securities	3,391,240	3,494,710	3,708,922	3,941,656	3,994,822
Loans held for sale	1,253	4,546	4,813	6,765	23,875

Commercial loans	5,766,496	5,724,137	5,613,955	5,486,817	5,449,689
Retail real estate and retail other loans	1,959,206	1,945,977	1,883,823	1,786,056	1,739,309
Portfolio loans	7,725,702	7,670,114	7,497,778	7,272,873	7,188,998

Allowance for credit losses	(91,608)	(90,722)	(88,757)	(88,213)	(87,887)
Premises and equipment	126,524	128,175	130,892	133,658	136,147
Goodwill and other intangible assets, net	364,296	367,091	369,962	372,913	375,924
Right of use asset	12,829	10,202	8,615	9,014	10,533
Other assets	579,277	566,123	493,356	439,615	381,182
Total assets	$12,336,677	$12,497,388	$12,356,433	$12,567,509	$12,859,689

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,393,666	$3,628,169	$3,505,299	$3,568,651	$3,670,267
Interest checking, savings, and money market deposits	5,822,239	6,173,041	6,074,108	6,132,355	6,162,661
Time deposits	855,375	800,187	817,821	890,830	935,649
Total deposits	$10,071,280	$10,601,397	$10,397,228	$10,591,836	$10,768,577

Securities sold under agreements to repurchase	$229,806	$234,597	$228,383	$255,668	$270,139
Short-term borrowings	351,054	16,225	16,396	17,683	17,678
Long-term debt	252,038	254,835	317,304	265,769	268,773
Junior subordinated debt owed to unconsolidated trusts	71,810	71,765	71,721	71,678	71,635
Lease liability	12,995	10,311	8,655	9,067	10,591
Other liabilities	201,717	201,670	154,789	137,783	133,184
Total liabilities	11,190,700	11,390,800	11,194,476	11,349,484	11,540,577
Total stockholders' equity	1,145,977	1,106,588	1,161,957	1,218,025	1,319,112
Total liabilities & stockholders' equity	$12,336,677	$12,497,388	$12,356,433	$12,567,509	$12,859,689

SHARE AND PER SHARE AMOUNTS
Book value per common share	$20.73	$20.04	$21.00	$22.03	$23.80
Tangible book value per common share[1]	$14.14	$13.39	$14.31	$15.29	$17.01
Ending number of common shares outstanding	55,279,124	55,232,434	55,335,703	55,278,785	55,434,910
___________________________________________
1.See “Non-GAAP Financial Information” for reconciliation.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$84,947	$76,081	$62,965	$287,477	$252,097
Interest on investment securities	19,560	18,249	13,658	69,412	45,552
Other interest income	1,377	1,085	294	3,097	1,151
Total interest income	$105,884	$95,415	$76,917	$359,986	$298,800

INTEREST EXPENSE
Interest on deposits	$8,277	$3,565	$2,497	$16,112	$12,583
Interest on securities sold under agreements to repurchase and federal funds purchased	810	459	50	1,475	227
Interest on short-term borrowings	1,221	190	84	1,647	279
Interest on long-term debt	3,546	4,110	3,123	14,285	12,173
Junior subordinated debt owed to unconsolidated trusts	881	786	655	3,029	2,840
Total interest expense	$14,735	$9,110	$6,409	$36,548	$28,102

Net interest income	$91,149	$86,305	$70,508	$323,438	$270,698
Provision for credit losses	859	2,364	(4,736)	4,623	(15,101)
Net interest income after provision for credit losses	$90,290	$83,941	$75,244	$318,815	$285,799

NONINTEREST INCOME
Wealth management fees	$12,956	$12,508	$13,751	$55,378	$53,086
Fees for customer services	6,989	7,627	9,668	33,111	35,604
Payment technology solutions	5,022	5,080	4,576	20,067	18,347
Mortgage revenue	198	438	1,086	1,895	7,239
Income on bank owned life insurance	947	958	1,727	3,663	5,166
Net securities gains (losses)	191	4	474	(2,133)	3,070
Other noninterest income	2,776	4,318	3,807	14,822	10,292
Total noninterest income	$29,079	$30,933	$35,089	$126,803	$132,804

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$41,790	$39,762	$38,090	$159,016	$145,312
Data processing expense	5,848	5,447	4,981	21,648	21,862
Net occupancy expense	4,638	4,705	4,740	19,130	18,346
Furniture and equipment expense	1,771	1,799	2,001	7,645	8,301
Professional fees	1,432	1,579	1,932	6,125	7,549
Amortization of intangible assets	2,795	2,871	3,074	11,628	11,274
Interchange expense	1,692	1,574	1,432	6,298	5,792
Other operating expenses	13,711	12,999	14,919	52,391	43,344
Total noninterest expense	$73,677	$70,736	$71,169	$283,881	$261,780

Income before income taxes	$45,692	$44,138	$39,164	$161,737	$156,823
Income taxes	11,305	8,477	9,238	33,426	33,374
Net income	$34,387	$35,661	$29,926	$128,311	$123,449

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.62	$0.64	$0.54	$2.32	$2.23
Diluted earnings per common share	$0.61	$0.64	$0.53	$2.29	$2.20
Average common shares outstanding	55,350,423	55,349,547	55,705,169	55,387,073	55,369,476
Diluted average common shares outstanding	56,177,790	56,073,164	56,413,026	56,137,164	56,008,805

Balance Sheet Growth
Our balance sheet remains a source of strength. Total assets were $12.34 billion at December 31, 2022, compared to $12.50 billion at September 30, 2022, and $12.86 billion at December 31, 2021. At December 31, 2022, portfolio loans were $7.73 billion, compared to $7.67 billion as of September 30, 2022, and $7.19 billion as of December 31, 2021. Amortized costs of Paycheck Protection Program ("PPP") loans of $0.8 million, $1.4 million, and $75.0 million are included in the December 31, 2022, September 30, 2022, and December 31, 2021, portfolio loan balances, respectively. During the fourth quarter of 2022, Busey Bank experienced another quarter of core loan4 growth of $56.2 million, consisting of growth in commercial balances5 of $42.9 million and growth in retail real estate and retail other balances of $13.3 million. Growth was principally driven by our Central and Northern Illinois, and Florida service centers. As has been our practice, we remain steadfast in disciplined underwriting.
Average portfolio loans were $7.62 billion for both the third and fourth quarters of 2022, compared to $7.11 billion for the fourth quarter of 2021. The average balance of PPP loans for the fourth quarter of 2022 was $1.0 million, compared to $4.2 million for the third quarter of 2022 and $123.5 million for the fourth quarter of 2021. Average interest-earning assets for the fourth quarter of 2022 were $11.24 billion, compared to $11.50 billion for the third quarter of 2022, and $11.95 billion for the fourth quarter of 2021.
Total deposits were $10.07 billion at December 31, 2022, compared to $10.60 billion at September 30, 2022, and $10.77 billion at December 31, 2021. Average deposits were $10.34 billion for the fourth quarter of 2022, compared to $10.58 billion for the third quarter of 2022 and $10.81 billion for the fourth quarter of 2021. Deposit trends in the quarter were driven by a number of elements, including 1) anticipated seasonal factors, including ordinary course public fund outflows and customer fluctuations in the normal course of business operations of certain core commercial customers, and 2) the macroeconomic environment, including prevailing interest rates and anticipated future Federal Reserve Open Market Committee ("FOMC") rate moves, and inflationary pressures. Fluctuations in deposit balances were also attributed to changes in the retention of PPP loan funding in customer deposit accounts and the residual impacts of fiscal stimulus measures, along with the movement of deposits by certain non-relationship customers to competitors based on rate offerings. As in prior quarters, the Company experienced net deposit outflows into Busey Wealth Management offerings. The Company remains funded substantially through core deposits4 with significant market share in its primary markets. Core deposits4 accounted for 98.8% of total deposits as of December 31, 2022. Cost of deposits was 0.32% in the fourth quarter of 2022, which represents a 19 basis point increase from the third quarter of 2022. Excluding time deposits, the Company’s cost of deposits was 0.28% in the fourth quarter of 2022, a 17 basis point increase from September 30, 2022.
Asset Quality
Credit quality continues to be exceptionally strong. Loans 30-89 days past due totaled $6.5 million as of December 31, 2022, compared to $6.3 million as of both September 30, 2022, and December 31, 2021. Non-performing loans decreased to $15.7 million as of December 31, 2022, compared to $16.7 million as of September 30, 2022, and $16.9 million as of December 31, 2021. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.20% at December 31, 2022, compared to 0.22% as of September 30, 2022, and 0.23% as of December 31, 2021. Non-performing assets were 0.13% of total assets at the end of the fourth quarter of 2022, compared to 0.14% at September 30, 2022 and 0.17% at December 31, 2021.
Net recoveries of an insignificant amount were recorded for the fourth quarter of 2022, compared to net charge-offs of $0.4 million for the third quarter of 2022 and net charge-offs of $0.2 million for the fourth quarter of 2021. The allowance as a percentage of portfolio loans was 1.19% at December 31, 2022, compared to 1.18% at September 30, 2022, and 1.22% at December 31, 2021. The allowance as a percentage of non-performing loans was 582.01% at December 31, 2022, compared to 544.75% at September 30, 2022, and 521.52% at December 31, 2021. For the full year 2022, the Company recorded net charge-offs as a percentage of average loans of 0.01%.
The Company maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.
4 See "Non-GAAP Financial Information" for a reconciliation.
5 Commercial balances include commercial, commercial real estate, and real estate construction loans.

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total assets	$12,336,677	$12,497,388	$12,356,433	$12,567,509	$12,859,689
Portfolio loans	7,725,702	7,670,114	7,497,778	7,272,873	7,188,998
Portfolio loans excluding amortized cost of PPP loans	7,724,857	7,668,688	7,490,162	7,241,104	7,114,040
Loans 30 – 89 days past due	6,548	6,307	5,157	3,916	6,261
Non-performing loans:
Non-accrual loans	15,067	15,425	15,840	12,488	15,946
Loans 90+ days past due and still accruing	673	1,229	1,654	197	906
Non-performing loans	$15,740	$16,654	$17,494	$12,685	$16,852
Non-performing loans, segregated by geography:
Illinois / Indiana	$10,347	$10,531	$11,261	$6,467	$10,450
Missouri	4,676	5,008	5,259	5,263	5,349
Florida	717	1,115	974	955	1,053
Other non-performing assets	850	1,219	1,429	3,606	4,416
Non-performing assets	$16,590	$17,873	$18,923	$16,291	$21,268

Allowance for credit losses	$91,608	$90,722	$88,757	$88,213	$87,887

RATIOS
Non-performing loans to portfolio loans	0.20%	0.22%	0.23%	0.17%	0.23%
Non-performing loans to portfolio loans, excluding PPP loans	0.20%	0.22%	0.23%	0.18%	0.24%
Non-performing assets to total assets	0.13%	0.14%	0.15%	0.13%	0.17%
Non-performing assets to portfolio loans and other non-performing assets	0.21%	0.23%	0.25%	0.22%	0.30%
Allowance for credit losses to portfolio loans	1.19%	1.18%	1.18%	1.21%	1.22%
Allowance for credit losses to portfolio loans, excluding PPP	1.19%	1.18%	1.18%	1.22%	1.24%
Allowance for credit losses as a percentage of non-performing loans	582.01%	544.75%	507.36%	695.41%	521.52%

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Years Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net charge-offs (recoveries)	$(27)	$399	$179	$902	$2,238
Provision expense (release)	859	2,364	(4,736)	4,623	(15,101)

Net charge-offs, annualized	NM	1,583	710	902	2,238
Average portfolio loans	7,619,199	7,617,918	7,113,963	7,445,962	6,969,807
Net charge-off ratio	NM	0.02%	0.01%	0.01%	0.03%

Net Interest Margin6 and Net Interest Income
Net interest margin6 for the fourth quarter of 2022 was 3.24%, compared to 3.00% for the third quarter of 2022 and 2.36% for the fourth quarter of 2021. Excluding purchase accretion, adjusted net interest margin6 was 3.22% for the fourth quarter of 2022, compared to 2.97% in the third quarter of 2022 and 2.31% in the fourth quarter of 2021. Net interest income was $91.1 million in the fourth quarter of 2022, compared to $86.3 million in the third quarter of 2022 and $70.5 million in the fourth quarter of 2021.
The FOMC raised rates by 125 basis points during the fourth quarter of 2022, and by a total of 425 basis points for the full year ending December 31, 2022. Rising rates have a positive impact on net interest margin6, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. While the fourth quarter showed strong net interest margin expansion, the Company anticipates future quarters to reflect more of the impact of rising deposit and funding costs. In general, net interest margins6 have been impacted over the last two years by PPP loans, the Company’s liquidity position, and the issuance of debt, with more recent impacts resulting from rate increases. Factors contributing to the 24-basis point increase in net interest margin during the fourth quarter of 2022 include:
•Increased loan portfolio income contributed +42 basis points
•Increases in the cash and securities portfolio yield contributed +7 basis points
•Increased deposit funding costs contributed -17 basis points
•Increased borrowing costs contributed -4 basis points
•Increased net interest expense on cash flow hedges contributed -3 basis points
•Decreased recognition of purchase accounting accretion contributed -1 basis points
Based on our most recent Asset Liability Management Committee ("ALCO") model, a 100 basis point parallel rate shock is expected to increase net interest income by 3.0% over the subsequent twelve-month period. Market competition for deposits has started to increase and deposits betas are likely to increase going forward, which is factored into our ALCO model. The Company continues to evaluate off-balance sheet hedging strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. We are committed to protecting our quality core deposit franchise and are in regular contact with our customers to proactively address their needs and concerns. In the fourth quarter of 2022, our interest-bearing non-maturity deposit beta was 18.2%. Since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, our cumulative interest-bearing non-maturity deposit beta has been 10.4%. Our cycle-to-date total deposit beta has been 6.3% through December 31, 2022. Deposit betas are calculated based on an average federal funds rate of 3.82% during the fourth quarter of 2022, which is a 147 basis point increase over the third quarter average federal funds rate of 2.35%.
Noninterest Income
Noninterest income was $29.1 million for the fourth quarter of 2022, as compared to $30.9 million for the third quarter of 2022 and $35.1 million for the fourth quarter of 2021. Revenues from wealth management fees and payment technology solutions activities represented 61.8% of the Company’s noninterest income for the quarter ended December 31, 2022, providing a balance to spread-based revenue from traditional banking activities.
Wealth management fees were $13.0 million for the fourth quarter of 2022, compared to $12.5 million for the third quarter of 2022 and $13.8 million for the fourth quarter of 2021. The quarter over quarter increase in wealth management fees is primarily attributable to rebounds in market valuations. The Wealth Management operating segment generated net income of $3.9 million in the fourth quarter of 2022, compared to $3.8 million in the third quarter of 2022, and $4.3 million in the fourth quarter of 2021. First Busey’s Wealth Management division ended the fourth quarter of 2022 with $11.06 billion in assets under care, compared to $10.75 billion at the end of the third quarter of 2022 and $12.73 billion at the end of the fourth quarter of 2021. Our portfolio management team continues to produce solid results in the face of very volatile markets.
6 See "Non-GAAP Financial Information" for a reconciliation.

Payment technology solutions revenue from FirsTech was $5.0 million for the fourth quarter of 2022, compared to $5.1 million for the third quarter of 2022 and $4.6 million for the fourth quarter of 2021. Excluding intracompany eliminations, FirsTech generated revenue of $5.4 million during the fourth quarter of 2022, compared to $5.6 million in the third quarter of 2022 and $4.9 million during the fourth quarter of 2021. The FirsTech operating segment generated net losses of $0.5 million in the fourth quarter of 2022, compared with net income of $0.4 million in the third quarter of 2022 and net income of $0.3 million in the fourth quarter of 2021. The Company is currently making strategic investments in FirsTech to enhance future growth, including further upgrades to the product and engineering teams to build an application programming interface ("API") cloud-based platform to provide for fully integrated payment capabilities, as well as the continued development of our BaaS platform.
Fees for customer services were $7.0 million for the fourth quarter of 2022, compared to $7.6 million in the third quarter of 2022 and $9.7 million in the fourth quarter of 2021. Year-over-year declines are attributable primarily to the impact of the Durbin Amendment on interchange revenue and, to a lesser extent, modifications implemented to overdraft and non-sufficient funds fee structures.
Mortgage revenue was $0.2 million in the fourth quarter of 2022, a decrease from $0.4 million in the third quarter of 2022 and $1.1 million in the fourth quarter of 2021, due to declines in sold-loan volume and gain on sale premiums.
Other noninterest income was $2.8 million in the fourth quarter of 2022, a decrease from $4.3 million in the third quarter of 2022 and $3.8 million in the fourth quarter of 2021. Fluctuations between the third quarter of 2022 and the fourth quarter of 2022 were primarily the result of decreases in swap origination fee income and fluctuations in venture capital investment values.
Operating Efficiency
Noninterest expense was $73.7 million in the fourth quarter of 2022, compared to $70.7 million in the third quarter of 2022 and $71.2 million in the fourth quarter of 2021. Noninterest expense, excluding non-operating adjustments7, was $71.2 million in the fourth quarter of 2022, compared to $69.8 million in the third quarter of 2022 and $65.5 million in the fourth quarter of 2021. As a result, the efficiency ratio7 was 58.77% for the quarter ended December 31, 2022, compared to 57.62% for the quarter ended September 30, 2022, and 64.42% for the quarter ended December 31, 2021. The adjusted core efficiency ratio7 was 55.75% for the quarter ended December 31, 2022, compared to 55.67% for the quarter ended September 30, 2022 and 57.62% for the quarter ended December 31, 2021. The Company remains focused on expense discipline, and has made necessary investments during the past two years to support the continued organic growth of our key business lines and related support and risk management functions.
Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits were $41.8 million in the fourth quarter of 2022, compared to $39.8 million in the third quarter of 2022 and $38.1 million in the fourth quarter of 2021. Total full-time equivalents numbered 1,497 at December 31, 2022, compared to 1,513 at September 30, 2022, and 1,463 at December 31, 2021. The Company recorded non-operating expense of $2.4 million for salaries, wages, and employee benefit expenses in the fourth quarter of 2022, compared to none in the third quarter of 2022 and $2.0 million in the fourth quarter of 2021.

•Data processing expense was $5.8 million in the fourth quarter of 2022, compared to $5.4 million in the third quarter of 2022 and $5.0 million in the fourth quarter of 2021. The Company did not record any non-operating data processing expenses in the third or fourth quarter of 2022, compared to $0.1 million in the fourth quarter of 2021.

•Professional fees were $1.4 million in the fourth quarter of 2022, compared to $1.6 million in the third quarter of 2022 and $1.9 million in the fourth quarter of 2021. The Company recorded an insignificant amount of non-operating professional fees in the fourth quarter of 2022, compared to $0.1 million in the third quarter of 2022 and $0.2 million in the fourth quarter of 2021.

•Amortization expense was $2.8 million in the fourth quarter of 2022, compared to $2.9 million in the third quarter of 2022 and $3.1 million in the fourth quarter of 2021.

7 See "Non-GAAP Financial Information" for a reconciliation.

•Other operating expenses were $13.7 million for the fourth quarter of 2022, compared to $13.0 million in the third quarter of 2022 and $14.9 million in the fourth quarter of 2021. The Company recorded an insignificant amount of non-operating expenses within the other operating expense line in the fourth quarter of 2022, compared to $0.9 million in the third quarter of 2022 and $3.3 million in the fourth quarter of 2021. The quarter-over-quarter increase is primarily attributable to business development expenses, charitable contributions, and captive insurance claim expenses.
The Company's effective tax rate for the fourth quarter of 2022 was 24.7%, an increase from 19.2% in the third quarter of 2022. The fourth quarter increase was a result of adjusting our AETR due to pre-tax income significantly exceeding our initial estimates, primarily attributable to our expanding net interest margin. For the full year 2022, the Company's effective tax rate was 20.7%, which was lower than the combined federal and state statutory rate of approximately 28.0% due to tax exempt interest income, such as municipal bond interest and bank owned life insurance income, and investments in various federal and state tax credits.
Capital Strength
The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends. On January 27, 2023, the Company will pay a cash dividend of $0.24 per common share to stockholders of record as of January 20, 2023, which represents a 4.3% increase from the previous quarterly dividend of $0.23 per share. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
As of December 31, 2022, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s Common Equity Tier 1 ratio is estimated8 to be 11.96% at December 31, 2022, compared to 11.79% at September 30, 2022, and 11.85% at December 31, 2021. Our Total Capital to Risk Weighted Assets ratio is estimated8 to be 16.12% at December 31, 2022, compared to 15.98% at September 30, 2022, and 15.70% at December 31, 2021.
The Company’s tangible common equity9 was $790.5 million at December 31, 2022, compared to $748.9 million at September 30, 2022, and $959.4 million at December 31, 2021. Tangible common equity9 represented 6.60% of tangible assets at December 31, 2022, compared to 6.17% at September 30, 2022, and 7.68% at December 31, 2021. The Company’s tangible book value per common share9 increased from $13.39 at September 30, 2022, to $14.14 at December 31, 2022. The year-over-year decline in both the ratio of tangible common equity to tangible assets9 and tangible book value per common share9, is primarily attributable to the fair market valuation adjustment of the Company’s securities portfolio as a result of the rapidly rising rate environment as reflected in the accumulated other comprehensive income (loss) ("AOCI") component of shareholder’s equity, net of retained earnings and amortization of intangible assets over the same period.
4Q22 Quarterly Earnings Supplement
For additional information on the Company’s financial condition and operating results, please refer to the 4Q22 Quarterly Earnings Supplement presentation furnished via Form 8-K on January 24, 2023, in connection with this earnings release.
8 Capital ratios for the fourth quarter of 2022 are not yet finalized, and are subject to change.
9 See "Non-GAAP Financial Information" for a reconciliation.

Corporate Profile
As of December 31, 2022, First Busey Corporation (Nasdaq: BUSE) was a $12.34 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.30 billion as of December 31, 2022, and is headquartered in Champaign, Illinois. Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.
Busey Bank’s wholly-owned subsidiary, FirsTech, is a payments platform specializing in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. With associates across the United States, FirsTech provides comprehensive and innovative payment technology solutions that enable businesses to connect with their customers in a multitude of ways on a single, highly configurable, secure platform. Fast, secure payment modes include, but are not limited to, text-based payments; electronic payments concentration delivered to Automated Clearing House networks; internet voice recognition ("IVR"); credit cards; in-store payments for customers at retail pay agents; direct debit services; and lockbox remittance processing for customers to make payments by mail. Once these payments are processed through integration with our customers’ financial systems, FirsTech provides its customers with reconciliation and settlement services to ensure payment confirmation. Additionally, FirsTech provides consulting and technology services through its Professional Services Division, assisting clients in identifying and implementing payment technologies to meet their evolving needs. In 2022, FirsTech started a phased launch of its innovative BaaS platform, helping community banks and their commercial customers build modernized payment solutions, which include online payment technologies and automated file transfers. More information about FirsTech can be found at firstechpayments.com.
Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations. As of December 31, 2022, assets under care were $11.06 billion.
Busey Bank has been named among America’s Best Banks for 2022, a first-ever recognition by Forbes magazine. Ranked 52nd overall, Busey was the top-ranked bank headquartered in Illinois; only three other Illinois-based banks were included on the list. Additionally, for the first time in 2022, Busey was named a Leading Disability Employer by the National Organization on Disability—this highly selective award is presented only to top performing companies demonstrating positive outcomes in recruiting, hiring, retaining and advancing people with disabilities in their workforce. We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
Ted Rosinus, EVP Investor Relations & Corporate Development
847-832-0392

Non-GAAP Financial Information
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions, as well as for comparison to the Company’s peers. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time.
A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, and adjusted return on average tangible common equity; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended			Years Ended
		December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
PRE-PROVISION NET REVENUE
Net interest income		$91,149	$86,305	$70,508	$323,438	$270,698
Total noninterest income		29,079	30,933	35,089	126,803	132,804
Net security (gains) losses		(191)	(4)	(474)	2,133	(3,070)
Total noninterest expense		(73,677)	(70,736)	(71,169)	(283,881)	(261,780)
Pre-provision net revenue		46,360	46,498	33,954	168,493	138,652
Non-GAAP adjustments:
Acquisition and other restructuring expenses		2,442	957	5,641	4,537	17,351
Provision for unfunded commitments		(464)	(320)	294	61	(774)
Amortization of New Markets Tax Credits		1,665	1,665	1,255	6,333	5,563
Adjusted pre-provision net revenue		$50,003	$48,800	$41,144	$179,424	$160,792

Pre-provision net revenue, annualized	[a]	$183,928	$184,476	$134,709	$168,493	$138,652
Adjusted pre-provision net revenue, annualized	[b]	198,381	193,609	163,234	179,424	160,792
Average total assets	[c]	12,330,132	12,531,856	12,895,049	12,492,948	11,904,935

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.49%	1.47%	1.04%	1.35%	1.16%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.61%	1.54%	1.27%	1.44%	1.35%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended			Years Ended
		December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$34,387	$35,661	$29,926	$128,311	$123,449
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		—	—	1,760	587	7,347
Data processing		—	—	143	214	3,700
Professional fees, occupancy, and other		16	4	290	258	2,599
Other restructuring expenses:
Salaries, wages, and employee benefits		2,409	—	215	2,409	472
Loss on leases or fixed asset impairment		10	877	3,227	986	3,227
Professional fees, occupancy, and other		7	76	6	83	6
Related tax benefit		(539)	(183)	(1,290)	(938)	(3,692)
Adjusted net income	[b]	$36,290	$36,435	$34,277	$131,910	$137,108

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	56,177,790	56,073,164	56,413,026	56,137,164	56,008,805

Reported: Diluted earnings per share	[a÷c]	$0.61	$0.64	$0.53	$2.29	$2.20
Adjusted: Diluted earnings per share	[b÷c]	$0.65	$0.65	$0.61	$2.35	$2.45

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$136,427	$141,481	$118,728	$128,311	$123,449
Adjusted net income, annualized	[e]	143,977	144,552	135,990	131,910	137,108
Average total assets	[f]	12,330,132	12,531,856	12,895,049	12,492,948	11,904,935

Reported: Return on average assets[1]	[d÷f]	1.11%	1.13%	0.92%	1.03%	1.04%
Adjusted: Return on average assets[1]	[e÷f]	1.17%	1.15%	1.05%	1.06%	1.15%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,122,547	$1,181,448	$1,328,692	$1,195,171	$1,324,862
Average goodwill and other intangible assets, net		(366,127)	(368,981)	(377,825)	(370,424)	(372,593)
Average tangible common equity	[g]	$756,420	$812,467	$950,867	$824,747	$952,269

Reported: Return on average tangible common equity[1]	[d÷g]	18.04%	17.41%	12.49%	15.56%	12.96%
Adjusted: Return on average tangible common equity[1]	[e÷g]	19.03%	17.79%	14.30%	15.99%	14.40%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Years Ended
		December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income		$91,149	$86,305	$70,508	$323,438	$270,698
Non-GAAP adjustments:
Tax-equivalent adjustment		564	543	577	2,199	2,355
Tax-equivalent net interest income		91,713	86,848	71,085	325,637	273,053
Purchase accounting accretion related to business combinations		(546)	(830)	(1,469)	(3,134)	(7,151)
Adjusted net interest income		$91,167	$86,018	$69,616	$322,503	$265,902

Tax-equivalent net interest income, annualized	[a]	$363,861	$344,560	$282,022	$325,637	$273,053
Adjusted net interest income, annualized	[b]	361,695	341,267	276,194	322,503	265,902
Average interest-earning assets	[c]	11,242,126	11,497,783	11,947,653	11,473,063	10,978,116

Reported: Net interest margin[1]	[a÷c]	3.24%	3.00%	2.36%	2.84%	2.49%
Adjusted: Net interest margin[1]	[b÷c]	3.22%	2.97%	2.31%	2.81%	2.42%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Noninterest Expense, Adjusted Core Expense, Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended			Years Ended
		December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income		$91,149	$86,305	$70,508	$323,438	$270,698
Non-GAAP adjustments:
Tax-equivalent adjustment		564	543	577	2,199	2,355
Tax-equivalent net interest income		91,713	86,848	71,085	325,637	273,053

Total noninterest income		29,079	30,933	35,089	126,803	132,804
Non-GAAP adjustments:
Net security (gains) losses		(191)	(4)	(474)	2,133	(3,070)
Noninterest income excluding net securities gains and losses		28,888	30,929	34,615	128,936	129,734

Tax-equivalent revenue	[a]	$120,601	$117,777	$105,700	$454,573	$402,787

Total noninterest expense		$73,677	$70,736	$71,169	$283,881	$261,780
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(2,795)	(2,871)	(3,074)	(11,628)	(11,274)
Non-interest expense excluding amortization of intangible assets	[c]	70,882	67,865	68,095	272,253	250,506
Non-operating adjustments:
Salaries, wages, and employee benefits		(2,409)	—	(1,975)	(2,996)	(7,819)
Data processing		—	—	(143)	(214)	(3,700)
Impairment, professional fees, occupancy, and other		(33)	(957)	(3,523)	(1,327)	(5,832)
Adjusted noninterest expense	[f]	68,440	66,908	62,454	267,716	233,155
Provision for unfunded commitments		464	320	(294)	(61)	774
Amortization of New Markets Tax Credits		(1,665)	(1,665)	(1,255)	(6,333)	(5,563)
Adjusted core expense	[g]	$67,239	$65,563	$60,905	$261,322	$228,366

Noninterest expense, excluding non-operating adjustments	[f-b]	$71,235	$69,779	$65,528	$279,344	$244,429

Reported: Efficiency ratio	[c÷a]	58.77%	57.62%	64.42%	59.89%	62.19%
Adjusted: Efficiency ratio	[f÷a]	56.75%	56.81%	59.09%	58.89%	57.89%
Adjusted: Core efficiency ratio	[g÷a]	55.75%	55.67%	57.62%	57.49%	56.70%

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total stockholders' equity		$1,145,977	$1,106,588	$1,161,957	$1,218,025	$1,319,112
Goodwill and other intangible assets, net		(364,296)	(367,091)	(369,962)	(372,913)	(375,924)
Tangible book value	[a]	$781,681	$739,497	$791,995	$845,112	$943,188

Ending number of common shares outstanding	[b]	55,279,124	55,232,434	55,335,703	55,278,785	55,434,910

Tangible book value per common share	[a÷b]	$14.14	$13.39	$14.31	$15.29	$17.01

Tangible Common Equity and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total assets		$12,336,677	$12,497,388	$12,356,433	$12,567,509	$12,859,689
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(364,296)	(367,091)	(369,962)	(372,913)	(375,924)
Tax effect of other intangible assets[1]		8,847	9,369	9,905	10,456	16,254
Tangible assets	[a]	$11,981,228	$12,139,666	$11,996,376	$12,205,052	$12,500,019

Total stockholders' equity		$1,145,977	$1,106,588	$1,161,957	$1,218,025	$1,319,112
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(364,296)	(367,091)	(369,962)	(372,913)	(375,924)
Tax effect of other intangible assets[1]		8,847	9,369	9,905	10,456	16,254
Tangible common equity	[b]	$790,528	$748,866	$801,900	$855,568	$959,442

Tangible common equity to tangible assets[2]	[b÷a]	6.60%	6.17%	6.68%	7.01%	7.68%
___________________________________________
1.Net of estimated deferred tax liability.
2.Tax-effected measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Portfolio loans	[a]	$7,725,702	$7,670,114	$7,497,778	$7,272,873	$7,188,998
Non-GAAP adjustments:
PPP loans amortized cost		(845)	(1,426)	(7,616)	(31,769)	(74,958)
Core loans	[b]	$7,724,857	$7,668,688	$7,490,162	$7,241,104	$7,114,040

Total deposits	[c]	$10,071,280	$10,601,397	$10,397,228	$10,591,836	$10,768,577
Non-GAAP adjustments:
Brokered transaction accounts		(1,303)	(2,006)	(2,002)	(2,002)	(2,248)
Time deposits of $250,000 or more		(120,377)	(103,534)	(117,957)	(139,245)	(137,449)
Core deposits	[d]	$9,949,600	$10,495,857	$10,277,269	$10,450,589	$10,628,880

RATIOS
Core loans to portfolio loans	[b÷a]	99.99%	99.98%	99.90%	99.56%	98.96%
Core deposits to total deposits	[d÷c]	98.79%	99.00%	98.85%	98.67%	98.70%
Core loans to core deposits	[b÷d]	77.64%	73.06%	72.88%	69.29%	66.93%

Special Note Concerning Forward-Looking Statements
Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine); (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.